Filed pursuant to Rule 433

Dated May 1, 2018

Registration Nos. 333-211791

and 333-211791-01

$1,250,000,000 3.300% Senior Fixed Rate Notes due 2021

Pricing Term Sheet

Issuer:	Lloyds Bank plc
Guarantor:	Lloyds Banking Group plc
Expected Ratings*:	Aa3 / A / A+ (Moody’s (Stable), S&P (Positive), Fitch (Stable))
Status:	Senior Unsecured, Unsubordinated
Format:	SEC Registered Global Notes – Fixed Rate
Principal Amount:	$1,250,000,000
Pricing Date:	May 1, 2018
Expected Settlement / Issue Date:	May 8, 2018 (T+5)
Maturity Date:	May 7, 2021
Fixed Rate Coupon:	3.300%
Interest Payment Frequency:	Semi-annual
Interest Payment Dates:	Semi-annually on May 7 and November 7, commencing November 7, 2018
Benchmark Treasury:	2.375% due April 15, 2021
Benchmark Treasury Price / Yield:	99-073/4 / 2.643%
Spread to Benchmark Treasury:	UST + 70 bps
Fixed Rate Re-Offer Yield:	3.343%
Re-Offer Price:	99.878%
Underwriting Commission:	0.150%
All-In Price:	99.728%
Net Proceeds to Issuer:	$1,246,600,000
Agreement with Respect to the Exercise of the U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements, or understandings between us and any holder or beneficial owner of the Senior Notes, the holders and beneficial owners of the Senior Notes will be required to agree that by purchasing or acquiring the Senior Notes, they acknowledge, accept, agree to be bound by and consent to the exercise of any U.K. bail-in power (as defined below) by the relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Senior Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Senior Notes into shares or other securities or other obligations of Lloyds Bank plc, Lloyds Banking Group plc or another person; and/or (iii) the amendment or alteration of the maturity of the Senior Notes, or amendment of the amount of interest due on the Senior Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which U.K. bail-in power may be exercised by means of variation of the terms of the Senior Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. bail-in power. Each holder and beneficial owner of the Senior Notes will further be required to acknowledge and agree that the rights of the holders and/or beneficial owners under the Senior Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

For these purposes, a “U.K. bail-in power” is any write-down, conversion, transfer, modification or suspension power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to Lloyds Banking Group plc or its affiliates, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a U.K. resolution regime under the Banking Act as the same has been or may be amended from time to time (whether pursuant to the U.K. Financial Services (Banking Reform) Act 2013 (the “Banking Reform Act 2013”), secondary legislation or otherwise), pursuant to which any obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, modified, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (or suspended for a temporary period) or pursuant to which any right in a contract governing such obligations may be deemed to have been exercised. A reference to the “relevant U.K. resolution authority” is to any authority with the ability to exercise a U.K. bail-in power.

Governing Law:	The Senior Notes, the Indenture and the Guarantee will be governed by the laws of the State of New York.
Day Count Convention:	30/360 (following, unadjusted)
Denominations:	$200,000 and integral multiples of $1,000 in excess thereof
Business Days:	Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the City of London.
Expected Listing:	New York Stock Exchange
Joint Book-Running Managers:	HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Lloyds Securities Inc. and Morgan Stanley & Co. LLC
ISIN:	US53944VAP40
CUSIP:	53944V AP4
Target Market:	MiFID II professionals/ECPs-only - No PRIIPs KID**

* Note: A securities rating is not a recommendation to buy, sell or hold securities.  Ratings may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating.

It is expected that delivery of the Notes will be made against payment thereof on or about May 8, 2018, which will be 5 business days (as such term is used for purposes of Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the securities initially will settle in T+5 to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the securities who wish to make such trades should consult their own advisors.

Lloyds Banking Group plc has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Lloyds Banking Group plc has filed with the SEC for more complete information about Lloyds Banking Group plc and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Lloyds Banking Group plc and any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. toll-free at 866-811-8049, JP Morgan Securities LLC toll-free at 212-834-4533, Lloyds Securities Inc. collect at 212-930-5000 or Morgan Stanley & Co. LLC collect at 866-718-1649.

** MIFID II product governance / Professional investors and ECPs only target market / PROHIBITION OF SALES TO EEA RETAIL INVESTORS – Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another email system.

Filed pursuant to Rule 433

Dated May 1, 2018

Registration Nos. 333-211791

and 333-211791-01

$1,000,000,000 Senior Floating Rate Notes due 2021

Pricing Term Sheet

Issuer:	Lloyds Bank plc
Guarantor:	Lloyds Banking Group plc
Expected Ratings*:	Aa3 / A / A+ (Moody’s (Stable), S&P (Positive), Fitch (Stable))
Status:	Senior Unsecured, Unsubordinated
Format:	SEC Registered Global Notes – Floating Rate
Principal Amount:	$1,000,000,000
Pricing Date:	May 1, 2018
Expected Settlement / Issue Date:	May 8, 2018 (T+5)
Maturity Date:	May 7, 2021
Coupon:	U.S. Dollar three month LIBOR, determined as of two London business days prior to the first day of the relevant Floating Rate Interest Period (as defined below), plus 49 bps
Discontinuance of LIBOR:	If no published LIBOR is available and banks are unable or unwilling to provide quotations for the calculation of LIBOR, then the applicable interest rate for the applicable floating rate interest period will be the rate of interest applicable during the preceding interest period.
Interest Payment Frequency:	Quarterly
Interest Payment Dates:	Quarterly on May 7, August 7, November 7, February 7, commencing August 7, 2018
Reoffer Spread:	3 month USD LIBOR + 49 bps
Re-Offer Price:	100.000%
Underwriting Commission:	0.150%
All-In Price:	99.850%
Net Proceeds to Issuer:	$998,500,000
Agreement with Respect to the Exercise of the U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements, or understandings between us and any holder or beneficial owner of the Senior Notes, the holders and beneficial owners of the Senior Notes will be required to agree that by purchasing or acquiring the Senior Notes, they acknowledge, accept, agree to

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be bound by and consent to the exercise of any U.K. bail-in power (as defined below) by the relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Senior Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Senior Notes into shares or other securities or other obligations of Lloyds Bank plc, Lloyds Banking Group plc or another person; and/or (iii) the amendment or alteration of the maturity of the Senior Notes, or amendment of the amount of interest due on the Senior Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which U.K. bail-in power may be exercised by means of variation of the terms of the Senior Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. bail-in power. Each holder and beneficial owner of the Senior Notes will further be required to acknowledge and agree that the rights of the holders and/or beneficial owners under the Senior Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

For these purposes, a “U.K. bail-in power” is any write-down, conversion, transfer, modification or suspension power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to Lloyds Banking Group plc or its affiliates, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a U.K. resolution regime under the Banking Act as the same has been or may be amended from time to time (whether pursuant to the U.K. Financial Services (Banking Reform) Act 2013 (the “Banking Reform Act 2013”), secondary legislation or otherwise), pursuant to which any obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, modified, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (or suspended for a temporary period) or pursuant to which any right in a contract governing such obligations may be deemed to have been exercised. A reference to the “relevant U.K. resolution authority” is to any authority with the ability to exercise a U.K. bail-in power.

Calculation Agent:	The Bank of New York Mellon
Interest Periods:	The first interest period will begin on and include May 8, 2018 and will end on and exclude August 8, 2018. Thereafter, the interest periods will be the periods from and including an Interest Payment Date to but excluding the immediately succeeding Interest Payment Date (together with the first interest period, each a “Floating Rate Interest Period”). However, the final Floating Rate Interest Period will be the period from and including the Interest Payment Date

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immediately preceding the Maturity Date to but excluding the Maturity Date.
Governing Law:	The Senior Notes, the Indenture and the Guarantee will be governed by the laws of the State of New York.
Day Count Convention:	Actual / 360
Denominations:	$200,000 and integral multiples of $1,000 in excess thereof
Business Days:	Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the City of London.
Expected Listing:	New York Stock Exchange
Joint Book-Running Managers:	HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Lloyds Securities Inc. and Morgan Stanley & Co. LLC
ISIN:	US53944VAQ23
CUSIP:	53944V AQ2
Target Market:	MiFID II professionals/ECPs-only - No PRIIPs KID**

* Note: A securities rating is not a recommendation to buy, sell or hold securities.  Ratings may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating.

It is expected that delivery of the Notes will be made against payment thereof on or about May 8, 2018, which will be 5 business days (as such term is used for purposes of Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the securities initially will settle in T+5 to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the securities who wish to make such trades should consult their own advisors.

Lloyds Banking Group plc has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Lloyds Banking Group plc has filed with the SEC for more complete information about Lloyds Banking Group plc and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Lloyds Banking Group plc and any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. toll-free at 866-811-8049, JP Morgan Securities LLC toll-free at 212-834-4533, Lloyds Securities Inc. collect at 212-930-5000 or Morgan Stanley & Co. LLC collect at 866-718-1649..

** MIFID II product governance / Professional investors and ECPs only target market / PROHIBITION OF SALES TO EEA RETAIL INVESTORS – Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another email system.

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